                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
                 RULE 4A-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12

                                              INFORMIX CORPORATION
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                  JUNE 4, 2001
                                   10:00 A.M.

                            ------------------------

To the Stockholders of Informix Corporation:

    Notice is hereby given that the Annual Meeting of Stockholders of Informix Corporation, a Delaware corporation ("Informix" or the "Company"), will be held on Monday, June 4, 2001, at 10:00 a.m., local time, at the Wyndham Westborough Hotel--Viking Room, 5400 Computer Drive, Westborough, Massachusetts 01581 for the following purposes:

    1. To elect two (2) directors to Class II of the Company's Board of Directors to serve until the expiration of their term or until their successors are duly elected or appointed and qualified;

    2. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of common stock of the Company at the close of business on April 10, 2001 are entitled to notice of and to vote at the meeting.

    All stockholders are cordially invited to attend the meeting in person. To assure that holders of common stock are represented at the meeting, however, such holders are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. HOLDERS OF COMMON STOCK MAY REVOKE THEIR PROXIES IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE THEY HAVE BEEN VOTED AT THE ANNUAL MEETING. ANY HOLDER OF COMMON STOCK ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          INFORMIX CORPORATION

                                          /s/ Gary Lloyd

                                          GARY LLOYD
                                          SECRETARY

WESTBOROUGH, MASSACHUSETTS
APRIL 30, 2001

                              INFORMIX CORPORATION
                              50 WASHINGTON STREET
                        WESTBOROUGH, MASSACHUSETTS 01581

                            ------------------------

                                PROXY STATEMENT
                  FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Informix Corporation, a Delaware corporation ("Informix" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, June 4, 2001, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying notice of annual meeting of stockholders. The Annual Meeting will be held at the Wyndham Westborough Hotel--Viking Room, 5400 Computer Drive, Westborough, Massachusetts 01581. The Company's principal executive offices are located at 50 Washington Street, Westborough, Massachusetts 01581, and its telephone number at that address is (508) 366-3888.

    When proxies are properly dated, executed and returned, the shares of common stock they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted: (i) for the election of the nominees for Class II directors of the Company's Board of Directors as set forth herein; (ii) for the ratification of the appointment of KPMG LLP as independent auditors as set forth herein; and (iii) at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2000, including financial statements, were first mailed on or about May 2, 2001 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

    The holders of record of the common stock of the Company at the close of business on April 10, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding and entitled to vote 289,299,973 shares of common stock, $0.01 par value.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the General Counsel of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the General Counsel of the Company at or before the taking of the vote at the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Informix Corporation at 4100 Bohannon Drive, Menlo Park, California 94025, Attention: General Counsel, Legal Department, or hand-delivered to the General Counsel, Legal Department at or before the taking of the vote at the Annual Meeting.

VOTING; ABSTENTIONS AND BROKER NON-VOTES

    Each share of common stock outstanding on the Record Date is entitled to one vote. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes abstentions should be considered as shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the Annual Meeting. Therefore, in absence of any controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

    Broker non-votes, however, shall be treated differently. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable NASDAQ National Market rules, will be considered for purposes of determining the presence of a quorum but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal and will therefore not be considered in the tabulation of votes.

SOLICITATION OF PROXIES

    The expense of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Morrow & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the Company's annual meeting at a cost of $7,500 plus reasonable out-of-pocket expenses. In addition, the Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, personally or by telephone, telegram, facsimile or other means of communication. No additional compensation will be paid for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (the "Commission") and the Company's Bylaws, as amended (the "Bylaws"). In order for a stockholder to present a proposal for inclusion in the Company's proxy materials for the Company's 2002 Annual Meeting and to properly bring such business before the Company's 2002 Annual Meeting, a stockholder must give written notice of the proposed action to the Secretary of the Company no later than January 2, 2002. If a stockholder intends to submit a proposal at the Company's 2002 Annual Meeting, which is not eligible for inclusion in the Company's proxy materials relating to that meeting, the stockholder must give notice to the Company in accordance with the requirements set forth in the Securities and Exchange Act of 1934, as amended, no later than February 4, 2002. If such stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the Company's 2002 Annual Meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Except for directorships relating to the rights of the holders of preferred stock, if any, and vacancies in such directorships, vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is duly elected and qualified or until such director's death, resignation or removal.

    There are currently five members of the Board of Directors. Class I presently consists of one director who is serving a three-year term expiring in 2003. Class II presently consists of two directors whose three-year terms expire as of this Annual Meeting. Class III presently consists of two directors who are serving three-year terms expiring in 2002. At each annual meeting of stockholders, directors elected to succeed those in the class whose terms expire will be elected for three-year terms so that the term of one class of directors will expire each year. In each case, a director serves for the designated term and until his or her respective successor is duly elected and qualified, or until any such director's death, resignation or removal.

    Two Class II directors are to be elected at this Annual Meeting to serve a three-year term expiring in 2004. The Nominating Committee of the Board of Directors has nominated James L. Koch and Thomas A. McDonnell for election to the Class II board seats (the "Class II Nominees"). Shares represented by the accompanying proxy will be voted for the Class II Nominees, unless the proxy is marked in such a manner as to withhold authority so to vote. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy may be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that the Class II Nominees will be unable or will decline to serve as directors.

    The name of the Class II Nominees and the Company's other current directors and certain information about them as of March 31, 2001 are set forth below. Information as to the stock ownership of each director and all current directors and executive officers of the Company as a group is set forth below under "Security Ownership of Management and Certain Beneficial Owners."

NAME OF DIRECTOR                        AGE          POSITION(S) WITH THE COMPANY      DIRECTOR SINCE
----------------                      --------   ------------------------------------  --------------
Class I Director
  Leslie G. Denend(1)(2)(3).........     59      Director                                   1997
Class II Directors
  *James L. Koch(2)(4)..............     57      Director                                   1991
  *Thomas A. McDonnell(1)(4)........     55      Director                                   1988
Class III Directors
  Peter Gyenes......................     55      Chairman, President and Chief              2000
                                                 Executive Officer
  Robert M. Morrill.................     63      Director                                   2000

------------------------

*   Nominee for Class II Director

(1) Member of Audit Committee

(2) Member of Nominating Committee

(3) Member of Special Litigation Committee

(4) Member of Compensation Committee

    Leslie G. Denend has served as a member of the Company's Board of Directors since December 1997. From December 1997 to May 1998, Mr. Denend served as President of Network Associates, Inc., a provider of network security and management software, that resulted from the merger of McAfee Associates, Inc. and Network General Corporation ("Network General"). From June 1993 to
December 1997, Mr. Denend served as President and Chief Executive Officer of Network General. He also served as Network General's Senior Vice President of Products from February 1993 to June 1993. From November 1990 to December 1992, he was President of Vitalink Communications, a manufacturer of networking products. From January 1989 to October 1990, Mr. Denend served in a variety of positions at 3Com Corporation, a global data networking company, most recently as Executive Vice President for Product Operations. Mr. Denend is also a director of Rational Software Inc., a provider of component-based development software systems, Proxim, Inc., a designer of wireless local area networking products, Adaptive Broadband Communications, Inc. (formerly California Microwave, Inc.), a U.S. supplier of satellite earth station and microwave radio infrastructure products and information and collection systems, Adaptive Broadband Corp., a supplier of data communications transmission equipment for the deployment of Internet broadband wireless communication, and Network Associates, Inc. Mr. Denend is a graduate of the United States Air Force Academy and holds a M.B.A. and Ph.D. in economics, public policy and business from Stanford University. Mr. Denend was also a Fulbright Scholar in economics at Bonn University.

    James L. Koch has served as a member of the Company's Board of Directors since July 1991. Since July 1990, Mr. Koch has served in various positions at Santa Clara University, including since July 1997, as the Founding Director of the Center for Science, Technology and Society and, since July 1990, as a Professor of Management. In addition, from July 1990 to June 1996, Mr. Koch served as Dean of the Leavey School of Business Administration at Santa Clara University. Mr. Koch holds a B.A. in business administration from San Francisco State University and a M.B.A. and Ph.D. in business administration from the University of California, Los Angeles.

    Thomas A. McDonnell has served as a member of the Company's Board of Directors since February 1988. Since October 1984, Mr. McDonnell has served as Chief Executive Officer of DST Systems, Inc. ("DST"), a provider of information processing and computer software services and products to financial services organizations, and since 1971 as a director of DST. Mr. McDonnell is also President of DST, a position he originally held from 1973 until October 1984 and which he has held since April 1987. Mr. McDonnell also served as Treasurer of DST from 1973 to September 1995. From 1987 to November 1995, Mr. McDonnell was Executive Vice President and from 1983 to November 1995 a director of Kansas City Southern Industries, Inc., a holding company and the former parent of DST. Mr. McDonnell is also director of BHA Group, Inc., a manufacturer of pollution control devices, Computer Sciences Corporation, an information technology company, Euronet Services, Inc., an operator of automatic teller machines and Janus Capital Corporation, a registered investment advisor. Mr. McDonnell holds a B.S. and B.A. in accounting from Rockhurst College and a M.B.A. from the Wharton School of the University of Pennsylvania.

    Peter Gyenes is the President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Gyenes has served as a member of the Company's Board of Directors since March 2000. Prior to the Company's acquisition of Ardent Software, Inc. ("Ardent") in March 2000, Mr. Gyenes served as Chairman of Ardent's Board from February 1998 to March 2000, President from April 1997 to March 2000, Chief Executive Officer from April 1997 to
March 2000, Executive Vice President Worldwide Sales from August 1996 to
March 1997 and Executive Vice President International Operations from May 1996 to August 1996. From May 1995 to May 1996, Mr. Gyenes was President and Chief Executive Officer of Racal InterLan Inc., a supplier of local area networking products. From 1994 to May 1995, Mr. Gyenes was President of the American Division of Fibronics International, Inc., a data communication supplier, and from 1990 to 1994 he was Vice President and General Manager of the international operations and minicomputer business unit of Data General Corporation, a manufacturer of computer equipment. Mr. Gyenes is also a director of Cornerstone Internet Solutions, an Internet services and Business-to Business exchange software company, Applix, Inc., an Internet software applications company, Axis Computer Systems, a supplier of software for manufacturing companies, Davox Corp., a customer interaction management solutions company, and the Massachusetts Software and Internet Council. Mr. Gyenes has also served in various management positions at Encore Computer Corp. from May 1986 to April 1990 and at Prime Computer, Inc. from November 1977 to June 1982.
Mr. Gyenes also served in various technical, sales and management positions with Xerox Data Systems from November 1971 to November 1977 and in various technical positions with IBM, Corp. from April 1964 to November 1971. Mr. Gyenes holds a Bachelor of Arts degree in Mathematics and a Master of Business Administration in Marketing from Columbia University.

    Robert M. Morrill has served as a member of the Company's Board of Directors since March 2000. Since 1991, Mr. Morrill was the general partner of Morrill Associates, L.P. Mr. Morrill had been a private investor in Ardent since 1984. He was Chairman of the Board of Ardent from 1984 until March 1997 and Chief Executive Officer and President of Ardent from March 1996 to March 1997.
Mr. Morrill has served on numerous private and public company boards over the past 15 years. He holds a B.A. degree in liberal arts from Ohio Wesleyan University where he serves as a member of the Board of Trustees.

    There is no family relationship among any of the directors or executive officers of the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The Class II directors will be elected by a plurality of the votes of the shares present and entitled to vote at the Annual Meeting and entitled to vote on the election of directors. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CLASS II NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE CLASS II NOMINEES.

BOARD AND COMMITTEE MEETINGS

    The Company's Board of Directors held 13 meetings during the fiscal year ended December 31, 2000. No incumbent director during fiscal 2000, other than Thomas A. McDonnell, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the period such person served). The Board of Directors has standing Audit, Compensation, Nominating and Special Litigation Committees.

    The members of the Audit Committee during fiscal 2000 were James L. Koch, until June 6, 2000; Cyril J. Yansouni, until December 11, 2000; George Reyes, until June 9, 2000; Thomas A. McDonnell and Leslie G. Denend, commencing on
June 21, 2000. The purpose of the Audit Committee is described under the caption Proposal Two-Ratification of Appointment Independent Accountants-Report of the Audit Committee of the Board of Directors. The Audit Committee held three meetings during fiscal 2000.

    The members of the Compensation Committee during fiscal 2000 were Cyril J. Yansouni, until December 11, 2000; James L. Koch and Thomas A. McDonnell. The Compensation Committee held five meetings during fiscal 2000. The purposes of the Compensation Committee are: to review and approve the compensation to be paid or provided to certain of the Company's executive officers; and to administer the Company's 1994 Stock Option and Award Plan (the "1994 Plan") and the Company's 1998 Non-Statutory Stock Option Plan (the "1998 Plan"). Peter Gyenes, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, participates in all discussions regarding the compensation of certain executives of the Company but is excluded from discussions regarding his own compensation.

    The members of the Nominating Committee during fiscal 2000 were Robert J. Finocchio, Jr., until September 18, 2000; Leslie G. Denend and James L. Koch. The Nominating Committee did not hold any meetings during fiscal 2000. The purpose of the Nominating Committee is to seek qualified candidates for nomination and appointment to the Board of Directors. During fiscal 2000, the Nominating Committee nominated James L. Koch and Thomas A. McDonnell for re-election to the Board as Class II directors. The Nominating Committee will consider the names and qualifications of candidates for the Board submitted by stockholders in accordance with the procedures set forth in "Deadline for Receipt of Stockholder Proposals for 2002 Annual Meeting" above and in the Bylaws of the Company.

    The members of the Special Litigation Committee during fiscal year 2000 were George Reyes, until June 15, 2000 and Leslie G. Denend. The Special Litigation Committee did not hold any meetings during fiscal 2000. The purpose of the Special Litigation Committee is to instruct management in connection with the private securities litigation in which the Company is involved.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 2000 were Cyril J. Yansouni, until December 11, 2000, James L. Koch and Thomas A. McDonnell. Messrs. Yansouni, Koch and McDonnell were not at any time during the Company's 2000 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    Employee directors do not receive any additional compensation for serving as a director. For fiscal 2000, the Company paid each non-employee director a quarterly fee of $5,000 and an additional fee of $1,000 for each board meeting attended. In addition, members of the Audit, Compensation and Special Litigation Committees received $1,000 for each committee meeting attended; members of the Nominating Committee do not receive additional compensation for their attendance at committee meetings. For fiscal 2001, the outside directors will receive a quarterly fee of $5,000, an additional fee of $1,000 for each board meeting attended and an additional fee of $1,000 for each Audit, Compensation or Special Litigation committee meeting attended. The Company reimburses each director, whether or not an employee, for out-of-pocket expenses, including travel expenses, incurred in connection with attending board meetings. In addition, from time to time, the Company invites the directors' spouses to accompany the directors to board meetings and, when invited, the Company also pays the travel expenses incurred by the spouses. In 2000, the Company incurred no travel expenses for directors' spouses.

    The Company's 1989 Outside Directors Stock Option Plan (the "Director Plan") provides for the grant of options to non-employee directors pursuant to an automatic, non-discretionary grant mechanism. For fiscal year 2000, each non-employee director was automatically granted an option to purchase 15,000 shares of common stock upon initial election to the Board of Directors and an additional option to purchase 15,000 shares upon re-election. Each such option was granted at the fair market value of common stock on the date of grant. Because directors serve three year terms, options granted under the Director Plan become exercisable over three years with one-third of the shares vesting on each anniversary of the grant date. Beginning in April 2000, outside directors will automatically be granted an option to purchase 20,000 shares of common stock upon initial election to the Board of Directors and an additional option to purchase up to 15,000 shares of common stock annually thereafter.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 31, 2001 by: (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding common stock; (ii) each director of the Company;
(iii) each person that served as the Company's chief executive officer during the last fiscal year; (iv) each of the Company's four most highly compensated executive officers other than its Chief Executive Officer who were serving as officers of the Company at the end of the fiscal year ended December 31, 2000 and whose salary and bonus for fiscal 2000 exceeded $100,000; (v) up to two additional persons for whom (iv) above would have applied but for the fact that they were no longer serving as executive officers of the Company at the end of fiscal 2000 (the individuals specified in subsections (iii), (iv) and
(v) hereof are referred to herein as the "Named Executive Officers"); and
(vi) all directors and current executive officers of the Company as a group.

                                                               SHARES OF COMMON STOCK
                                                               BENEFICIALLY OWNED(2)
                                                              ------------------------
                                                                            PERCENT OF
NAME AND ADDRESS OF STOCKHOLDER(1)                              NUMBER        CLASS
----------------------------------                            -----------   ----------
COMMON STOCK
5% STOCKHOLDERS
  Mellon Financial Corporation(3) ..........................  21,638,776       7.68%
    c/o Mellon Financial Corporation
    One Mellon Center
    Pittsburgh, Pennsylvania 15258
DIRECTORS AND NAMED EXECUTIVE OFFICERS
  Peter Gyenes(4)...........................................   1,814,647          *
  Jean-Yves F. Dexmier(5)...................................   1,025,000          *
  Leslie G. Denend(6).......................................      15,000          *
  James L. Koch(7)..........................................     104,225          *
  Thomas A. McDonnell(8)....................................     160,000          *
  Robert M. Morrill(9)......................................   1,261,331          *
  James R. Arnold, Jr.(10)..................................      26,296          *
  Peter Fiore(11)...........................................     443,123          *
  James Foy(12).............................................     614,245          *
  Gary Lloyd(13)............................................     227,944          *
  James Hendrickson(14).....................................     466,462          *
  Yon Y. Yoon Jorden(15)....................................     150,000          *
  All directors and current executive officers as a group
    (11 persons)(16)........................................   4,681,111       1.66%

------------------------

   * Less than 1%.

 (1) Information with respect to beneficial ownership is based upon information furnished by each director and executive officer or contained in filings made with the Commission. Unless otherwise indicated, the address for each listed stockholder is c/o Informix Corporation, 50 Washington Street, Westborough, Massachusetts 01581. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

 (2) For figures related to holdings of common stock, applicable percentage ownership is based on 281,731,081 shares of common stock outstanding as of March 31, 2001, together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of March 31, 2001 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

 (3) Based solely upon information contained in a Schedule 13G filed with the Commission on January 18, 2001, represents 21,638,776 shares of common stock deemed beneficially owned by Mellon Financial Corporation ("Mellon"), of which Mellon has sole voting power as to 17,600,998 shares, shared voting power as to 1,004,400 shares, sole dispositive power as to 21,474,448 shares and shared dispositive power as to 43,700 shares. Of the shares deemed beneficially owned by Mellon, 18,441,878 shares are also deemed beneficially owned by The Boston Company, Inc. ("BCI"), a holding company subsidiary of Mellon, of which BCI has sole voting power as to 14,639,478 shares, shared voting power as to 960,800 shares and sole dispositive power as to 18,321,250 shares. Of the shares deemed beneficially owned by BCI, 15,650,550 shares are also deemed beneficially owned by The Boston Company Asset Management, LLC ("BCAM"), a registered investment advisor and a subsidiary of BCI, of which BCAM has sole voting power as to 11,849,650 shares, shared voting power as to 960,800 shares and sole dispositive power as to 15,650,550 shares.

 (4) Includes 1,562,147 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Gyenes is the Chairman of the Company's Board of Directors, and is also the President and Chief Executive Officer of the Company.

 (5) Includes 950,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Dexmier was the President and Chief Executive Officer of the Company until his resignation from the Company effective July 12, 2000.

 (6) Includes 15,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Denend is a member of the Company's Board of Directors.

 (7) Includes 1,825 shares of common stock held by Mr. Koch, 400 shares of common stock held by Mr. Koch's son and 102,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Koch is a member of the Company's Board of Directors.

 (8) Includes 105,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. McDonnell is a member of the Company's Board of Directors.

 (9) Includes 625,665 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Morrill was appointed a member of the Company's Board of Directors effective March 16, 2000.

 (10) Includes 17,500 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Arnold is the Company's Vice President and Chief Financial Officer.

 (11) Includes 424,586 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Fiore is the Company's Senior Vice President and President, Ascential Software.

 (12) Includes 80,717 shares of common stock held by Mr. Foy, 5,000 shares held by each of Mr. Foy's three children, and 518,528 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Foy is the Company's Senior Vice President and President, Informix Software.

 (13) Includes 212,500 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Lloyd is the Company's Vice President, Legal, General Counsel and Secretary.

 (14) Includes 462,875 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Mr. Hendrickson was the Company's Senior Vice President and Group Executive, i.Informix Group until August 2000. Mr. Hendrickson is currently serving as the Acting Chief Information Officer of Informix Software, Inc., a wholly-owned subsidiary of the Company.

 (15) Includes 150,000 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001. Ms Jorden was the Chief Financial Officer of the Company from May 22, 2000 until her resignation effective November 1, 2000.

 (16) Includes 3,595,426 shares of common stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of March 31, 2001.

EXECUTIVE COMPENSATION

    The following table summarizes the total compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 2000, 1999 and 1998, respectively, by each of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                  ANNUAL COMPENSATION(1)            ------------
                                          ---------------------------------------    SECURITIES
                                FISCAL                               OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY        BONUS(A)    COMPENSATION   OPTIONS (#)    COMPENSATION
---------------------------    --------   --------      ----------   ------------   ------------   ------------
Peter Gyenes(2) .............    2000     $393,746      $1,025,000          --       1,530,000      $    1,140(15)
  Chairman of the Board of       1999           --              --          --              --              --
  Directors, President and       1998           --              --          --              --              --
  Chief Executive Officer

Jean-Yves F. Dexmier(3) .....    2000     $304,792(9)           --          --         500,000      $1,516,398(16)
  Former President and Chief     1999      443,106      $  316,433(11)        --       900,000          44,845
  Executive Officer              1998      354,532          39,145          --         100,000          45,826

James R. Arnold, Jr.(4) .....    2000     $234,503      $   82,550          --         400,000      $    2,979(17)
  Vice President and Chief       1999      162,908          78,226     $10,346(13)      10,000          21,822
  Financial Officer              1998      149,550          11,372       3,098          20,000           2,583

Peter Fiore(5) ..............    2000     $325,480      $  280,000          --         750,000      $      270(18)
  Senior Vice President and      1999           --              --          --              --              --
  President, Ascential           1998           --              --          --              --              --
  Software

James Foy(6) ................    2000     $325,480      $  275,192          --         750,000      $      621(19)
  Senior Vice President and      1999           --              --          --              --              --
  President, Informix            1998           --              --          --              --              --
  Software

Gary Lloyd ..................    2000     $329,273      $  268,750          --         250,000      $    2,500(20)
  Vice President, Legal,         1999      238,632         131,787          --         225,000           2,500
  General Counsel and            1998      197,879          20,907          --         150,000           2,000
  Secretary

James Hendrickson(7) ........    2000     $349,718(10)  $  245,000(12)        --       250,000      $    6,064(21)
  Former Senior Vice             1999      258,060         141,439          --         100,000           7,326
  President and Group            1998      233,413          24,275          --          25,000           6,050
  Executive, i.Informix Group

Yon Y. Yoon Jorden(8) .......    2000     $183,535      $  488,575     $84,364(14)     600,000      $1,083,885(22)
  Former Chief Financial         1999           --              --          --              --              --
  Officer                        1998           --              --          --              --              --

--------------------------

 (1) Other than the salary and bonus described herein, the Company did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 2000, 1999 or 1998.

 (2) Mr. Gyenes became Chairman of the Board, President and Chief Executive Officer in July 2000. Accordingly, Mr. Gyenes received no reportable income from the Company for fiscal 1999 or 1998.

 (3) Mr. Dexmier resigned from the Company effective July 12, 2000.

 (4) Mr. Arnold became the Vice President and Chief Financial Officer in August 2000. Prior to becoming Chief Financial Officer in August 2000, Mr. Arnold served in several senior financial positions with the Company.

 (5) Mr. Fiore became Senior Vice President and President, Ascential Software in August 2000. Accordingly, Mr. Fiore received no reportable income from the Company for fiscal 1999 or 1998.

 (6) Mr. Foy became Senior Vice President and President, Informix Software in August 2000. Accordingly, Mr. Foy received no reportable income from the Company for fiscal 1999 or 1998.

 (7) Mr. Hendrickson was the Company's Senior Vice President and Group Executive, i.Informix Group until August 2000. Mr. Hendrickson is currently serving as the Acting Chief Information Officer of Informix
     Software, Inc., a wholly-owned subsidiary of the Company.

 (8) Ms. Jorden became the Chief Financial Officer of the Company on May 22, 2000 and resigned from the Company effective November 1, 2000.

 (9) Includes $6,875, $5,000 and $4,375 in salary deferred at the election of Mr. Dexmier pursuant to the Company's 401(k) plan in fiscal 2000, 1999 and 1998, respectively.

 (10) Includes $3,500, $5,060 and $4,578 in salary deferred at the election of Mr. Hendrickson pursuant to the Company's 401(k) plan in fiscal 2000, 1999 and 1998, respectively.

 (11) Includes $3,625 and $5,000 deferred at the election of Mr. Dexmier pursuant to the Company's 401(k) plan from his fiscal 1999 and 1998 bonuses respectively. Pursuant to Commission rules, Mr. Dexmier's bonus for fiscal 1999 performance disclosed in the Company's 2000 annual meeting proxy statement was estimated at $276,000. Based upon the operating results of the Company for fiscal 1999, the Compensation Committee actually awarded Mr. Dexmier a $316,433 bonus for fiscal 1999 performance.

 (12) Includes $7,000 and $476 deferred at the election of Mr. Hendrickson pursuant to the Company's 401(k) plan from his fiscal 1999 and 1998 bonuses, respectively. Pursuant to Commission rules, Mr. Hendrickson's bonus for fiscal 1999 performance disclosed in the Company's 2000 annual meeting proxy statement was estimated at $113,580. Based upon the operating results of the Company for fiscal 1999, the Compensation Committee actually awarded Mr. Hendrickson a $134,439 bonus for fiscal 1999 performance.

 (13) Represents $14,391 cost of living adjustment, less $4,045 in offsetting tax withdrawals in fiscal 1999 due to Mr. Arnold's temporary relocation to Ireland; and $3,098 in tax reimbursement payments in connection with Mr. Arnold's bonus paid in fiscal 1998.

 (14) Represents $54,457 in housing allowance payments and $29,907 in tax reimbursements payments in connection with the housing allowance payments.

 (15) Represents $1,140 in group life insurance paid by the Company in fiscal 2000.

 (16) Represents $1,450,000 in severance payments in fiscal 2000, $63,459 in accrued vacation payments in fiscal 2000; $439, $1,157 and $2,036 in group life insurance paid by the Company in fiscal 2000, 1999 and 1998, respectively; $2,500, $2,500 and $2,000 in matching contributions under the Company's 401(k) plan by the Company in fiscal 2000, 1999 and 1998, respectively; $1,555 and $14,738 in spousal and family travel allowance in fiscal 1999 and 1998, respectively; and $39,633 and $27,051 in transportation allowance in fiscal 1999 and 1998, respectively.

 (17) Represents $480, $572 and $583 in group life insurance paid by the Company in fiscal 2000, 1999 and 1998 respectively; and $2,500, $2,500 and $2,000 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 2000, 1999 and 1998, respectively; and $18,750 in moving expenses in fiscal 1999.

 (18) Represents $270 in group life insurance paid by the Company in fiscal
      2000.

 (19) Represents $621 in group life insurance paid by the Company in fiscal
      2000.

 (20) Represents $2,500, $2,500 and $2,000 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 2000, 1999 and 1998, respectively.

 (21) Represents $3,564, 4,826 and $4,050 in group life insurance paid by the Company in fiscal 2000, 1999 and 1998 respectively; and $2,500, $2,500 and $2,000 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 2000, 1999 and 1998, respectively.

 (22) Represents $551 in group life insurance paid by the Company in fiscal 2000, $83,334 in severance payments paid in fiscal 2000 pursuant to the terms of the Separation Agreement, effective December 5, 2000, between the Company and Ms. Jorden and a $1,000,000 lump sum severance payment paid in January 2001 pursuant to the terms of such Separation Agreement.

STOCK OPTION GRANTS

    The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended
December 31, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                             --------------------------------------------------------------      VALUES AT ASSUMED
                                                 PERCENT OF                                    ANNUAL RATES OF STOCK
                                NUMBER OF      TOTAL OPTIONS                                  PRICE APPRECIATION FOR
                               SECURITIES        GRANTED TO                                       OPTIONS TERM(1)
                               UNDERLYING       EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
                             OPTIONS GRANTED   FISCAL 2000(2)    PER SHARE(3)       DATE          5%          10%
                             ---------------   --------------   --------------   ----------   ----------   ----------
Peter Gyenes(4)...........        15,000(a)             *          $17.9375        3/16/10    $  162,213   $  428,805
                                  15,000(b)             *          $ 8.0625        6/22/10    $   76,058   $  192,738
                                 985,000(b)          4.06%         $ 4.9375        7/13/10    $3,058,616   $7,750,860
                                 515,000(b)          2.12%         $ 4.9375        7/13/10    $1,599,175   $4,052,480

Jean-Yves F. Dexmier......       500,000(b)          2.06%         $ 9.6250         1/7/10    $3,026,581   $7,669,681

James R. Arnold, Jr.......        50,000(a)             *          $ 8.5000         6/5/10    $  267,283   $  677,323
                                  50,000(b)             *          $ 4.9375        7/13/10    $  155,260   $  393,445
                                 300,000(d)          1.24%         $ 3.8750        10/3/10    $  731,096   $1,852,676

Peter Fiore(5)............       250,000(b)          1.03%         $16.9375        4/19/10    $2,662,998   $6,748,323
                                 500,000(b)          2.06%         $ 4.9375        7/13/10    $1,552,597   $3,934,447

James Foy(6)..............       250,000(b)          1.03%         $17.1875         4/4/10    $2,702,305   $6,847,930
                                 500,000(b)          2.06%         $ 4.9375        7/13/10    $1,552,597   $3,934,447

Gary Lloyd................       250,000(b)          1.03%         $ 4.9375        7/13/10    $  776,298   $1,967,223

James Hendrickson.........       250,000(b)          1.03%         $ 4.9375        7/13/10    $  776,298   $1,967,223

Yon Y. Yoon Jorden(7).....       600,000(b)          2.47%         $ 7.0938       12/31/01    $2,676,774   $6,783,233

--------------------------

*   Represents less than one percent of the total options granted in fiscal
    2000.

(a) Represents options granted under the Director Plan. These options vest in equal annual installments over three years.

(b) Represents options granted under the 1994 Plan. Prior to May 2000, options granted under the 1994 Plan vested in equal annual installments over four years. Beginning in May 2000, however, options granted under the 1994 Plan vest as to 25% after the first year and in 36 equal monthly installments thereafter. Options granted under the Company's 1994 Plan on July 13, 2000 vest in 8 equal quarterly installments over two years.

(c) Represents options granted under the Company's 1997 Non-Statutory Stock Option Plan. These options vest as to 25% after the first year and in 36 equal monthly installments thereafter.

(d) Represents options granted under the 1998 Plan. Prior to May 2000, options granted under the 1998 Plan vested in equal annual installments over four years. Beginning in May 2000, however, options granted under the 1998 vest as to 25% after the first year and in 36 equal monthly installments thereafter.

(1) Potential realizable value is based on the assumption that the common stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.

(2) Based on options to acquire 24,265,416 shares granted to employees of the Company during fiscal 2000.

(3) Options were granted at an exercise price equal to not less than the fair market value of the Company's common stock on the date of grant as reported on the Nasdaq National Market. The exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's common stock subject to certain conditions or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) In connection with the Ardent acquisition, the Company assumed Mr. Gyenes' outstanding Ardent options and converted them into options to purchase an additional 1,572,147 shares of the Company's common stock at various exercise prices, option terms and vesting schedules, of which options to purchase 1,562,147 shares of the Company's common stock were exercisable as of December 31, 2000.

(5) In connection with the Ardent acquisition, the Company assumed Mr. Fiore's outstanding Ardent options and converted them into options to purchase an additional 362,086 shares of the Company's common stock at various exercise prices, option terms and vesting schedules, all of which were exercisable as of December 31, 2000.

(6) In connection with the Ardent acquisition, the Company assumed Mr. Foy's outstanding Ardent options and converted them into options to purchase an additional 456,028 shares of the Company's common stock at various exercise prices, option terms and vesting schedules, all of which were exercisable as of December 31, 2000.

(7) Pursuant to the Separation Agreement, effective December 5, 2000, between the Company and Ms. Jorden, all of Ms. Jorden's outstanding vested and unvested options will expire on December 31, 2001.

OPTION EXERCISES AND FISCAL 2000 YEAR END VALUES

    The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2000 and stock options held as of December 31, 2000 by the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             SHARES                          AT DECEMBER 31, 2000         AT DECEMBER 31, 2000(1)
                           ACQUIRED ON                    ---------------------------   ---------------------------
NAME                        EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------------   -----------   -------------   -----------   -------------
Peter Gyenes.............    257,600        $  1,140       1,557,147      1,530,000      $274,085             --
Jean-Yves F. Dexmier.....     75,000         950,000         975,000             --            --             --
James R. Arnold, Jr......         --              --          17,500        412,500            --             --
Peter Fiore..............    117,066        $672,085         362,086        750,000      $ 68,805             --
James Foy................    123,319        $719,765         456,028        750,000      $200,272             --
Gary Lloyd...............         --              --         131,250        493,750            --             --
James Hendrickson........         --              --         462,875        325,625            --             --
Yon Y. Yoon Jorden.......         --              --         150,000        450,000            --             --

--------------------------

(1) Based on the closing sales price of $2.9688 of the underlying securities as of December 31, 2000 as reported on the Nasdaq National Market minus the exercise price.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE COMMISSION, THIS REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS IS NOT "SOLICITING MATERIAL," SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes the general compensation policies of the Company and the compensation plans and the specific compensation levels for senior executives, including the Company's Chief Executive Officer.

GENERAL COMPENSATION PHILOSOPHY

    The primary objectives of the Company's executive compensation policies include the following:

    - To attract, motivate and retain a highly qualified executive management team;

    - To link executive compensation to the Company's financial performance as well as to defined individual management objectives established by the Compensation Committee;

    - To compensate competitively with the practices of technology companies that are determined, to the extent possible, to be similarly situated; and

    - To create management incentives designed to enhance stockholder value.

    The Company competes in very aggressive and dynamic industries and, as a result, believes that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are key factors to the Company's future success. The Compensation Committee's compensation philosophy seeks to align the interests of stockholders and management by tying compensation to the Company's financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and stock purchase rights granted to employees through the Company's equity incentive programs.

    The Compensation Committee reviews the reasonableness of compensation paid to executive officers of the Company and how the overall level of compensation paid to executive officers compares to that paid by other companies that compete with the Company for executive employees (the "Comparison Companies"). The Compensation Committee reviews and analyzes information, to the extent it is available, relating to the Comparison Companies to ensure that the Comparison Companies represent companies that either could be the source of executive employees for the Company or which could offer employment to candidates from the Company. Based upon its reviews and analyses, the Compensation Committee modifies the group of Comparison Companies from time to time. The Comparison Companies are a group of companies in the high technology and software industry and are generally headquartered in the same geographic area as the Company and have similar international presence.

CASH COMPENSATION

    Cash compensation for the Company's executives officers consists of a fixed base salary and an annual bonus. The Company's goal is to provide cash compensation targeted at the 50th percentile of that provided by the Comparison Companies for base pay and to provide total cash compensation through incentive bonuses at the 75th percentile for superior performance.

    In connection with determining annual bonuses, the Compensation Committee established a bonus target for each executive officer and certain other key management employees under the Company's Executive Incentive Compensation Plan (the "EICP"). In setting annual goals for executive bonuses, the Compensation Committee used the corporate business plan. The target bonus for an executive is intended to relate to his or her potential impact on corporate results, and the percentage of the target bonus actually received is based on the corporate objectives actually achieved In 2000, the corporate financial objectives were operating profit and revenue, which were of equal importance. The financial objectives are reviewed by the Compensation Committee each year and those used in a particular year are intended to reflect those areas most necessary to maximize the return to investors. Depending on the employee's level and position with the Company, target compensation under the EICP ranges from 20% to 100% of the employee's base salary. If the Company's financial objectives are exceeded, it is possible for the actual bonus amount to exceed the target amount. Conversely, if the Company's financial objectives are not met, the Compensation Committee, in its discretion, may pay bonuses at a reduced rate. For fiscal 2000, the Company paid bonuses at approximately 30% of the amounts that would been paid had the Company met its financial objectives. The Compensation Committee attempts to set aggressive but realizable objectives that will result, directly or indirectly, in increased revenues and improved operating profit. In order to achieve the purposes of the plan, the Compensation Committee communicates corporate objectives and the corresponding bonus targets to executives at the beginning of each fiscal year.

EQUITY INCENTIVE PROGRAMS

    Long-term equity incentives, including stock options granted pursuant to the Company's 1994 Plan and 1998 Plan, help to align the economic interests of the Company's management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the Company's common stock increases above the exercise price, which is generally set at the fair market value of the Company's common stock on the date the option is granted.

    In addition to aligning executive and stockholder incentives through establishing an exercise price for options equal to the fair market value of the Company's common stock on the date such exercise price is determined, in order to promote the long-term economic interests of the Company, employees must remain employed with the Company for a fixed period of time for their options to vest fully.

    Prior to May 2000, options granted under the 1994 Plan and 1998 Plan vested in equal annual installments over four years. Beginning in May 2000, however, options granted under both the 1994 and the 1998 Plans vest 25% after the first year and in 36 equal monthly installments thereafter. The number of options granted to each executive officer is determined by the Compensation Committee. In making its determination, the Compensation Committee considers the executive officer's position at the Company, his or her individual performance, the number of options held by the executive officer, with particular attention to the executive officer's unvested option position, and other factors.

    The Compensation Committee may also grant performance shares under the 1994 Plan from time to time to certain executive officers. In 1998, the Board granted 35,000 performance shares to a former executive, however the executive resigned from the Company before the performance criteria were met and, therefore, no shares were issued by the Company. To date the Committee has not granted any other performance shares under the 1994 Plan. Such performance shares would be subject to the Company's obtainment of specific financial milestones, such as percentage increases in the Company's revenues. In addition, the Company may impose certain additional restrictions on the vesting of performance shares, including requiring the grantee to remain an employee of the Company for a fixed time before the performance shares will vest.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Generally, in determining the Chief Executive Officer's compensation, the Compensation Committee considers comparative financial and compensation data of the Comparison Companies and other companies. In addition to reviewing the comparative data of similarly situated Chief Executive Officers with the Comparison Companies and other companies, the Compensation Committee also considers the Company's goals, strategies, market position and results achieved in creating stockholder value. The Compensation Committee also evaluates the Chief Executive Officer's leadership in identifying market strategies to assure the creation of long-term value.

    The Company will continue to grant stock options (and may grant performance shares) to the Chief Executive Officer based primarily on the Company's evaluation of his ability to influence the Company's long-term growth and profitability. The Committee determines the size of the option grant based on its estimate of the equity incentive value of the Chief Executive Officer's existing unvested option position.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Compensation Committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which limit the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers other than the Chief Executive Officer. The Company generally may deduct compensation paid to such officer only if the compensation does not exceed $1 million during any fiscal year or to the extent compensation is "performance-based" as contemplated in Section 162(m). The Company intends that its 1994 Plan qualify as a performance-based plan and, therefore, compensation realized in connection with options granted under the 1994 Plan is exempt under the statute. To the extent the Company pays to such officers compensation in excess of $1 million that does not qualify as "performance-based" compensation, the Company will not be entitled to a deduction. The Compensation Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

    Respectfully submitted,

    THE COMPENSATION COMMITTEE

    James L. Koch
    Thomas A. McDonnell

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such officers, directors and 10% stockholders are also required by Commission rules to furnish the Company with copies of all
Section 16(a) reports they file.

    Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2000 all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were satisfied on a timely basis. In making these statements, the Company has relied upon the written representations of its officers and directors.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE
  OFFICERS

    On September 24, 1997, the Company entered into an at-will employment letter agreement with Jean-Yves F. Dexmier, the Company's President and Chief Executive Officer until July 16, 2000 and, prior to July 16, 1999, the Company's Executive Vice President, Field Operations from January 1999 until July 1999 and Executive Vice President and Chief Financial Officer from October 1997 to January 1999, which provided for an annual base salary of $350,000, subject to annual review concerning increases, and an annual cash bonus based on the achievement of individual and the Company's performance objectives. In connection with his employment, the Company granted Mr. Dexmier an option under the 1994 Plan to acquire 500,000 shares of common stock at an exercise price of $6.8125, subject to vesting in equal annual installments over four years. The Company has also entered into a Change of Control and Severance Agreement with Mr. Dexmier, which is described in further detail below.

    In December 1999, the Company entered into a Change of Control and Severance Agreement with Mr. Dexmier. The agreement provides for acceleration of unvested options and cash severance payments in the event of a change of control. With respect to the acceleration of option vesting, the agreement provides that if the change of control occurs within six months after the effective date of such stock grant, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Dexmier is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Dexmier's agreement provides that if his employment is terminated, either voluntarily or involuntarily, within one year after a change of control, he shall be paid two years' base salary and on target bonuses.

    On September 13, 2000, Informix Software entered into a Settlement Agreement and General Release with Mr. Dexmier. This agreement provided for Mr. Dexmier's resignation as Chairman of the Board of Directors of the Company and termination of employment with the Company. The agreement also provides for a severance payment of two years' base salary for a total of $1,100,000 pursuant to the terms of Mr. Dexmier's Change of Control and Severance Agreement and an additional payment of

$400,000. Pursuant to this agreement, Mr. Dexmier released Informix Software and its affiliates from all claims, obligations and liabilities.

    On March 28, 2000, the Company entered into an at-will Part-Time Employment and Transition Agreement with Peter Gyenes, the former Chief Executive Officer and President of Ardent. and the current President, Chief Executive Officer and Chairman of the Board of Directors of the Company, which provides for an annual base salary of $150,000. In connection with his appointment to the Board of Directors, the Company granted Mr. Gyenes an option under the 1994 Plan to acquire 15,000 shares of common stock at an exercise price of $17.9375, subject to vesting in equal annual installments over four years.

    On July 31, 2000, the Company entered into an at-will employment letter agreement with Mr. Gyenes, which provides for an annual base salary of $600,000 and an annual incentive cash bonus payable pursuant to the terms of the Executive Incentive Compensation Plan at a target incentive of 100% of his annual base salary and, for fiscal 2000, at a guaranteed target incentive of at least 25% of the annual target incentive. This employment letter agreement also provided for a retention bonus of $875,000 which was paid on August 1, 2000 and for an equal retention bonus payment of $875,000 to be paid on April 15, 2001, pending Mr. Gyenes' active continuance in his executive management position at that time, which bonus was paid according to its terms. Mr. Gyenes' involuntary termination or the occurrence of a change of control prior to April 15, 2001 would have accelerated the second retention bonus payment to the date of his termination. In connection with this employment letter agreement, the Company also granted Mr. Gyenes an option under the 1994 Plan to acquire 1,500,000 shares of common stock priced on July 13, 2000 at $4.9375, subject to 25% of these options vesting on or after July 14, 2000 and an additional 2.08% vesting on or after each one-month anniversary after July 14, 2000.

    On August 28, 2000, the Company entered into a Change of Control and Severance Agreement with Mr. Gyenes. The agreement provides for acceleration of unvested options, excise tax protection, and cash severance payments in the event of a change of control. With respect to the acceleration of option vesting, the agreement provides that if the change of control occurs within six months after the effective date of the options, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Gyenes is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Gyenes' agreement provides that if his employment is terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he shall be paid two years' base salary and two years' on target earnings. Mr. Gyenes' agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he shall be paid two years' base salary.

    On February 3, 2000, the Company entered into an at-will employment agreement with James Foy, the Company's Senior Vice President and President of Informix Software, which provides for an annual base salary of $250,000 and an annual incentive bonus issued under Informix Software's executive bonus plan. This annual incentive bonus is based on Informix Software achievement for a fiscal year measured against objectives for the fiscal year established by Informix Software's Board of Directors. In connection with his employment, the Company granted Mr. Foy an option under the 1994 Plan to acquire 250,000 shares of common stock at an exercise price equal to the fair market value per share on the grant date, subject to vesting in equal annual installments over four years.

    On August 2, 2000, the Company entered into a Change of Control and Severance Agreement with James Foy. The agreement provides for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting, the agreement provides that if a change of control occurs within six months after the effective date of options granted to Mr. Foy to purchase the Company's common stock, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Foy is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Foy's agreement provides that if his employment is terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he will be paid two years' base salary and target bonuses. Mr. Foy's agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he will be paid two years' base salary.

    On May 22, 2000, Informix Software entered into an at-will employment letter agreement with Yon Yoon Jorden, which provides for Ms. Jorden's employment as Chief Financial Officer of Informix Software, an annual base salary of $500,000, an annual bonus payment paid pursuant to the Executive Incentive Compensation Plan at a rate of 70% and a sign-on bonus of $200,000 This employment letter agreement also provides for non-qualified stock options under the Company's 1994 Plan to acquire 600,000 shares of common stock of the Company and an interest free loan of $600,000 that will be forgiven 25% ratably on her first anniversary of employment to facilitate her home purchase. In connection with this employment letter agreement, Informix Software provided Ms. Jorden with a relocation package to cover her reasonable relocation expenses to the Bay Area in Northern California and a housing allowance for up to one year from Ms. Jorden's date of hire. This employment letter agreement and attached Change of Control and Severance Agreement also provide for a severance payment of two years' base salary and two years' on target earnings, if, within one year of a change of control, Ms. Jorden terminates her own employment for any reason or if the surviving entity terminates her employment for other than cause, a severance payment for two years' base salary if the Company terminates Ms. Jorden's employment for any reason other than for cause, excise tax protection and forgiveness of the $600,000 interest free loan if a change of control occurs. With respect to the acceleration of option vesting, the Change of Control and Severance Agreement provides that if the change of control occurs within six months after the effective date of the option, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Ms. Jorden is employed by the Company on the date on which the change of control occurs.

    Effective December 5, 2000, the Company and Yon Y. Yoon Jorden entered into a Separation Agreement. This agreement provides for Ms. Jorden's resignation from her position as Chief Financial Officer of the Company. This agreement also provides for four semi-monthly severance payments of $20,833.33 through the months of November and December 2000 for a total payment of $83,333.32, a lump-sum severance payment of $1,000,000 payable on January 2, 2001, which is equal to Ms. Jorden's base salary for two years, and a $288,575.24 bonus payment payable on January 2, 2001, which is equal to 70% of Ms. Jorden's salary for the period of May 22, 2000 to June 30, 2000 and 100% of Ms. Jorden's salary for the period of July 1, 2000 to December 31, 2000. Pursuant to the terms of the Separation Agreement, Ms. Jorden's options will continue to vest and become exercisable in accordance with their original vesting schedules, and will continue to be exercisable up to December 31, 2001, at which time all unvested and vested but not exercised options will expire.

    On May 31, 2000, the Company entered into a Change of Control and Severance Agreement with Gary Lloyd, the Company's Vice President, Legal, General Counsel and Secretary. The agreement provides for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting, the agreement provides that if a change of control occurs within six months after the effective date of options granted to Mr. Lloyd to purchase the Company's common stock, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Lloyd is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Lloyd's agreement provides that if his employment is terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he will be paid two years' base salary and target bonuses. Mr. Lloyd's agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he will be paid two years' base salary.

    On June 6, 2000, the Company entered into a Change of Control and Severance Agreement with James Hendrickson, the Company's former Senior Vice President and Group Executive, i.Informix Group and current Acting Chief Information Officer of Informix Software, Inc. The agreement provides for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting, the agreement provides that if a change of control occurs within six months after the effective date of options granted to Mr. Hendrickson to purchase the Company's common stock, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Hendrickson is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Hendrickson's agreement provides that if his employment is terminated by the surviving entity for any reason other than for cause within one year after a change of control, he will be paid one years' base salary and target bonuses. Mr. Hendrickson's agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he will be paid one years' base salary.

    On August 2, 2000, the Company entered into a Change of Control and Severance Agreement with Peter Fiore, the Company's Vice President and President of Ascential Software, Inc. The agreement provides for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting, the agreement provides that if a change of control occurs within six months after the effective date of options granted to Mr. Fiore to purchase the Company's common stock, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Fiore is employed by the Company on the date on which the change of control occurs. With respect to cash severance payments, Mr. Fiore's agreement provides that if his employment is terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he will be paid two years' base salary and target bonuses. Mr. Fiore's agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he will be paid two years' base salary.

    On October 3, 2000, the Company entered into a Change of Control and Severance Agreement with James R. Arnold, Jr., the Company's Vice President and Chief Financial Officer. The agreement provides for acceleration of unvested options, excise tax protection and cash severance payments in the event of a change of control. With respect to acceleration of option vesting and the options granted to Mr. Arnold on or after April 1, 2001, the agreement provides that if a change of control occurs within six months after the effective date of the options, vesting will accelerate as to two years' additional vesting, but if the change of control occurs on or after the six-month period, vesting will accelerate in full, provided in either case that Mr. Arnold is employed by the Company on the date on which the change of control occurs. With respect to options granted to Mr. Arnold prior to April 1, 2001, in the event of a change of control, the vesting of these options will accelerate in full. With respect to cash severance payments, Mr. Arnold's agreement provides that if his employment is terminated by him for any reason or by the surviving entity for any reason other than for cause within one year after a change of control, he will be paid two years' base salary and target bonuses. Mr. Arnold's agreement also provides that if his employment is terminated by the Company for any reason other than for cause, he will be paid two years' base salary.

    Other than as described above, the Company does not have any employment contracts, termination arrangements or change of control arrangements with any Named Executive Officer. For a description of other employment contracts, termination arrangements or change of control arrangements, see "Certain Transactions."

    The Company has also adopted a Rights Agreement, commonly referred to as a poison pill. The Company's Board of Directors has declared a dividend of one Purchase Right (each a "Right" and collectively the "Rights") under the Company's Rights Agreement for each share of the Company's common stock outstanding on September 17, 1991 or thereafter issued. When exercisable, each Right initially entitles the holder to purchase one share of common stock at a specified price. The Rights become exercisable on the earlier of: (i)the tenth day (or such later date as may be determined by a majority of the Company's Directors not affiliated with the acquiring person or group (the "Continuing Directors")) after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% of more of the Company's outstanding common stock or (ii)the tenth business day (or such later date as may be determined by a majority of the Continuing Directors) following the consummation of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 20% or more of the Company's outstanding common stock. If an acquiror obtains 20% or more of the Company's outstanding common stock (other than in certain permitted transactions), and unless the Rights are earlier redeemed, the holder of each unexercised Right will have the right to receive shares of the Company's common stock having a value equal to two times the purchase price. Similarly, unless the Rights are earlier redeemed, after the tenth day following certain acquisition transactions, proper provision must be made so that holders of Rights (other than those beneficially owned by an acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. The Rights Agreement was amended so as to prevent holders of the Series B Convertible Preferred Stock described below in "Certain Transactions" from being deemed acquiring persons under the Rights Agreement by virtue of their beneficial ownership of securities issued or issuable in connection with the sale and issuance of Preferred Stock. As of December 31, 2000, no shares of Series B Convertible Preferred Stock were outstanding. The Rights expire on July 25, 2005 or on their earlier exchange, redemption or expiration in connection with certain permitted transactions.

CERTAIN TRANSACTIONS

    In November 1997, the Company sold 50,000 shares of newly authorized
Series B Convertible Preferred Stock ("Series B Preferred Stock"), at a face value of $1,000 per share, which shares are generally not entitled to vote on corporate matters, to private investors for aggregate proceeds of $50 million (excluding a $1 million fee paid to a financial advisor, The Shemano
Group, Inc. ("Shemano"), of the Company, as described below). In connection with the sale, the Company also agreed to issue a warrant to such investors upon conversion of such Series B Preferred to purchase 20% of the shares of common stock into which the Series B Preferred is convertible, but no less than 1,500,000 shares at a per share exercise price of $7.84. In 1998, holders of an aggregate of 26,700 shares of Series B Preferred Stock converted such shares into 6,471,647 shares of the Company's common stock. In connection with such conversion, the Company also issued such Series B Preferred Stockholders warrants to purchase up to an aggregate of 1,494,319 shares of common stock at a purchase price of $7.84 per share and paid cash dividends in the amount of $1,170,068 to such stockholders. In 1999, holders of an aggregate of 16,300 shares of Series B Preferred Stock converted such shares into 2,223,156 shares of the Company's common stock. In connection with such conversion, the Company also issued such Series B Preferred Stockholders warrants to purchase up to an aggregate of 444,628 shares of common stock at a purchase price of $7.84 per share and paid cash dividends in the amount of $1,707,720 to such stockholders. During 2000, the sole remaining holder of the Series B Preferred Stock converted all 7,000 shares of the remaining Series B Preferred Stock into 1,630,751 of the Company's common stock.

    In connection with the issuance of the Series B Preferred in November 1997, the Company paid Shemano a fee of $1,000,000 for financial advisory services provided in connection with such financing. In November 1997, the Company also issued Shemano 100,000 shares of its common stock in connection with the financing. The Company also issued Shemano a warrant in May 1998 to purchase up to an additional 50,000 shares of common stock because as of May 15, 1998, the closing sales price of the Company's common stock was less than $12.50 (the "Shemano Warrant"). The Shemano Warrant was exercisable according to the same terms as the Series B Warrants. On November 5, 1998 all rights, title and interest in the Shemano Warrant was transferred to three new holders (the "New Holders"). The New Holders, Gary J. Shemano (25,000 shares), Mitchell S. Levine and Kristen M. Levine, TTEES FBO The Levine Rev. Trust (12,500 shares), and William David and Mary Corbett (12,500 shares), were issued new warrants to purchase common stock on the same terms and conditions as the original Shemano Warrant. Mitchell S. Levine and Kristen M. Levine exercised their warrant to purchase 12,500 shares of the Company's common stock in March 2000. The warrants held by Gary J. Shemano, and William David and Mary Corbett, are currently outstanding.

    Pursuant to both Article VI of the Company's Bylaws and Section 6 of the Indemnification Agreement the Company enters into with its executive officers and directors, the Company has agreed to advance expenses incurred by indemnified parties in connection with the investigation, defense, settlement or appeal of threatened, pending or completed action or suits against such parties in their capacity as an agent of the Company. Under both the Bylaws and the Indemnification Agreement, the indemnified party will repay the Company for any advanced expenses if it is ultimately determined that the indemnified party is not entitled to be indemnified by the Company. As of December 31, 2000, the Company had received invoices for legal fees of approximately $615,000 incurred by certain of its current and former executive officers and/or directors in connection with certain actions and investigations alleging various violations of federal securities laws and state corporate laws.

COMPANY PERFORMANCE

    NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE COMMISSION, THIS COMPANY PERFORMANCE GRAPH IS NOT "SOLICITING MATERIAL," SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The following graph shows a five-year comparison of cumulative total return for the Company's common stock through December 31, 2000 relative to the Nasdaq Stock Market Index(US) and the JPMorgan H&Q Computer Software Index.

                                    INFORMIX
                      JPMORGAN H&Q COMPUTER SOFTWARE INDEX
                         NASDAQ STOCK MARKET INDEX(US)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        INFORMIX  NASDAQ STOCK MARKET(US)  JP MORGAN H&Q COMPUTER SOFTWARE
Dec-95    100.00                   100.00                           100.00
Jan-96    111.25                   100.50                           102.10
Feb-96    117.50                   104.33                           104.20
Mar-96     87.92                   104.68                           109.13
Apr-96     87.92                   113.36                           121.26
May-96     75.83                   118.55                           122.19
Jun-96     75.00                   113.21                           119.00
Jul-96     72.71                   103.13                           108.74
Aug-96     75.00                   108.93                           110.43
Sep-96     92.92                   117.26                           122.39
Oct-96     73.96                   115.95                           118.19
Nov-96     79.17                   123.14                           126.63
Dec-96     67.92                   123.04                           121.56
Jan-97     69.17                   131.77                           125.77
Feb-97     58.13                   124.47                           117.07
Mar-97     50.42                   116.36                           110.93
Apr-97     24.38                   119.98                           112.90
May-97     30.00                   133.57                           129.08
Jun-97     30.00                   137.68                           131.75
Jul-97     37.71                   152.18                           146.22
Aug-97     30.21                   151.96                           152.34
Sep-97     23.33                   160.96                           157.98
Oct-97     22.71                   152.58                           154.73
Nov-97     22.08                   153.38                           155.67
Dec-97     15.83                   150.69                           146.98
Jan-98     21.67                   155.47                           152.25
Feb-98     26.04                   170.07                           176.30
Mar-98     28.33                   176.36                           190.79
Apr-98     32.97                   179.34                           191.53
May-98     22.71                   169.38                           184.19
Jun-98     26.35                   181.23                           197.77
Jul-98     21.77                   179.11                           186.71
Aug-98     11.67                   143.61                           143.90
Sep-98     16.67                   163.53                           164.97
Oct-98     16.98                   170.72                           158.93
Nov-98     18.02                   188.07                           176.63
Dec-98     32.92                   212.51                           192.02
Jan-99     36.46                   243.35                           203.08
Feb-99     29.17                   221.56                           187.85
Mar-99     24.58                   238.33                           191.92
Apr-99     24.17                   246.00                           181.38
May-99     22.19                   239.19                           193.46
Jun-99     28.44                   260.71                           219.06
Jul-99     24.90                   256.01                           212.56
Aug-99     24.27                   266.84                           219.43
Sep-99     26.46                   267.20                           243.31
Oct-99     25.42                   288.62                           271.60
Nov-99     36.67                   323.73                           326.09
Dec-99     38.13                   394.92                           436.87
Jan-00     41.67                   380.27                           406.85
Feb-00     53.33                   452.52                           538.08
Mar-00     56.46                   443.23                           460.76
Apr-00     36.67                   372.80                           398.78
May-00     24.17                   327.83                           349.06
Jun-00     24.79                   385.35                           407.01
Jul-00     14.90                   364.47                           376.91
Aug-00     20.42                   407.54                           469.71
Sep-00     13.75                   354.57                           472.44
Oct-00     14.17                   325.32                           437.84
Nov-00     12.29                   250.82                           315.72
Dec-00      9.90                   237.62                           326.63

    Assumes $100 invested on the last trading day of December 1995 at the closing sales price in the Company's common stock, the Nasdaq Stock Market Index(US) and the JPMorgan H&Q Computer Software Index. Total return assumes reinvestment of dividends for the Nasdaq Stock Market Index(US) and the JPMorgan H&Q Computer Software Index. The Company has never paid dividends on its common stock and has no present plans to do so.

    The Nasdaq Stock Market Index (US) was prepared by the Center for Research in Security Prices and includes all United States Nasdaq Stock Market companies.

    The JPMorgan H&Q Computer Software Index is a subset of the JPMorgan H&Q Technology Index and is comprised of publicly traded stocks considered by JPMorgan H&Q as representative of the software marketplace as a whole.

                                  PROPOSAL TWO
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected KPMG LLP ("KPMG"), independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 2001. The Company expects that a representative of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE COMMISSION, THIS REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS IS NOT "SOLICITING MATERIAL," SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Audit Committee of the Company's Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

    The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and review with the Company's management and its independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit and suggestions of the independent accountants for improvements in accounting procedures; nominate the Company's independent accountants; and provide such additional information as the Audit Committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board's attention. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent accountants are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

    In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2000 with management and the independent accountants. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as currently in effect, and it has discussed with the accountants their independence from the Company. The Audit Committee has also considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence.

    The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent accountants. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company's financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company's accountants meet the applicable standards for auditor independence.

    Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Commission.

    Respectfully submitted,

    THE AUDIT COMMITTEE

    Leslie G. Denend
    Thomas A. McDonnell

AUDIT FEES

    The aggregate fees billed for professional services rendered by KPMG for the audit of the Company's annual consolidated financial statements for the 2000 fiscal year and the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2000 fiscal year were approximately $2.45 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    KPMG did not render any information technology services to the Company of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2000 fiscal year.

ALL OTHER FEES

    The aggregate fees billed for services rendered by KPMG, other than fees for the services referenced under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees", during the 2000 fiscal year were approximately $4.48 million. These fees related primarily to statutory audits for foreign subsidiaries, domestic and foreign tax compliance and consulting, business integration services, accounting advice, and services related to Commission filings.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative votes of the holders of a majority of the shares of Company stock present or represented and voting at the Annual Meeting will be required to approve this proposal. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. Therefore, the Company urges you to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Gary Lloyd
                                        GARY LLOYD
                                        SECRETARY

DATED: APRIL 30, 2001

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

    There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

    The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

    In carrying out these responsibilities, the Audit Committee will:

       review and approve financial, accounting and reporting principles, policies and practices;

       review, prior to issuance, financial statements, operating results and significant public releases concerning financial results;

       review the asset and liability management programs of the company;

       review capital expenditure plans and approve expenditures in accordance with board approved plans;

       review proposed acquisitions and divestitures;

       review programs for compliance with Foreign Corrupt Practices Act and other laws and regulations defined by the committee;

       recommend the appointment of the independent auditors;

       review with the independent auditors the proposed scope and general extent of their audit and the results thereof;

       review all work performed for the company by the independent auditors and management consulting arm thereof and the fees associated therewith;

       provide general direction to and review the results of internal audit function; and

       review internal accounting control policies and procedures.

                                 [Form of Proxy]

                                      PROXY
                              INFORMIX CORPORATION

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                    OF DIRECTORS FOR THE 2001 ANNUAL MEETING


         The undersigned hereby appoints Peter Gyenes and Gary Lloyd and either of them, as attorneys of the undersigned with full power of substitution (the "Proxy Holders"), to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Informix Corporation, to be held at the Wyndham Westborough Hotel, Viking Room, 5400 Computer Drive, Westborough, MA 01681, on Monday, June 4, 2001 at 10:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 30, 2001, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

    THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

    PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

  /SEE REVERSE/    CONTINUED AND TO BE SIGNED ON REVERSE SIDE     /SEE REVERSE/
 /   SIDE    /                                                   /    SIDE   /

                               [Reverse of Proxy]

/ X /  PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1.     ELECTION OF CLASS II DIRECTORS

NOMINEES:         (1) James L. Koch
                  (2) Thomas A. McDonnell

                  FOR                         WITHHELD
                 / /                          /  /


/     /---------------------------------------------
     FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
                                                   MARK HERE     /   /
                                                   FOR ADDRESS
                                                   CHANGE AND
                                                   NOTE AT LEFT


2. To verify appointment of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

         FOR                     AGAINST                    ABSTAIN
        /  /                     /   /                      /   /

In their discretion, the Proxy Holders are authorized to vote upon such other matter[s] which may properly come before the meeting and any adjournment[s] thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF CLASS II DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. If shares are held by joint tenants or as community property, both should sign.

Signature: __________________________________      Date: ____________________

Signature: __________________________________      Date: ____________________

                                      2